Exhibit 10.2
                   RELEASE AND RESTRICTIVE COVENANT AGREEMENT

         THIS RELEASE AND RESTRICTIVE COVENANT AGREEMENT ("Agreement") made and entered into by and between SOUTHERN NUCLEAR OPERATING COMPANY, INC. (the "Company") and WILLIAM GEORGE HAIRSTON III ("Employee").

                               W I T N E S S E T H
         WHEREAS, Employee has been employed by the Company for approximately thirty-seven (37) years;

         WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management;

         WHEREAS, the parties have agreed that Employee will terminate employment with the Company no later than July 1, 2005;

         WHEREAS, the parties desire to reach an accord and satisfaction of all claims arising up to the date of this Agreement from Employee's employment and agreement to terminate employment as set forth above, with appropriate releases; and
         WHEREAS, in order to be eligible for benefits under this Agreement, the Employee must execute this Agreement no later than December 31, 2004 and allow this Agreement to become effective;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Eligibility for Consideration. In the event Employee (i) executes this Agreement no later than December 31, 2004, and (ii) allows this Agreement to become effective, the Company shall pay to Employee or his spouse or his estate, as applicable, the amount described in Section 2 hereof pursuant to the terms of such Section. Employee covenants and agrees that the consideration set forth in Section 2 constitutes good and complete consideration for the release contained in Section 3, those non-disclosure and non-interference obligations under Sections 6, 7, 8, 9 and 10 hereof and all other obligations and covenants of Employee contained herein, including, but not limited to, Section 5. Employee agrees that this Agreement provides him certain benefits to which he would not otherwise be entitled.

2.  Consideration.

        (a) In the event Employee satisfies the requirements of Section 1 above, the Company shall pay to Employee an amount equal to One Million, Two Hundred Ninety-Four Thousand, Nine Hundred Thirty-Seven Dollars and No Cents ($1,294,937.00) ("Consideration")
                                    pursuant to the terms of this Section.

        (b) Except as provided in Section 2(c) below, the Consideration shall be paid to Employee in a lump sum as soon as administratively practicable following the effective date of this Agreement (as determined in accordance with Section 26 hereof), but in no event later than February 28, 2005.

        (c) Notwithstanding the above, in the event Employee dies after he satisfies the requirements of Section 1 but before receiving the Consideration pursuant to
                                    Section 2(b) above, the Company shall pay the unpaid Consideration to Employee's spouse, if living, or if not, to the Employee's estate, as soon as practicable after Employee's death.

        (d) In accordance with Section 20, Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the Consideration, and Company shall make appropriate withholding of these amounts.

3. Release.

     (a) In exchange for receiving the Consideration described in Section 2 of this Agreement, the sufficiency of which is acknowledged, Employee hereby knowingly, voluntarily and irrevocably waives, releases, discharges, dismisses with prejudice, and withdraws all claims, complaints, suits, demands, liabilities and causes of action of any kind whatsoever (whether known or unknown, fixed or contingent) which Employee, his heirs, administrators, executors, personal representatives and beneficiaries ever had, may have, or claim to have against the Company, Southern Company, Southern Company Services, Inc., and other current or former subsidiaries or affiliates of Southern Company, and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the "Releasees"), arising from or relating to (directly or indirectly) Employee's employment or other events which occurred as of the date of execution of this Agreement, including but not limited to:
        (i) claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, 42 U.S.C. ss. 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Sarbanes-Oxley Act of 2002 or the Employee Retirement Income Security Act;

        (ii) claims for violations of any other federal or state statute or regulation or local ordinance;

        (iii) claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

        (iv) claims to benefits under any non-incentive bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company; or

        (v) any and all other claims under state law arising in tort or contract.

     (b) In signing this Agreement, Employee is not releasing any claims that may arise under the terms of this Agreement or which may arise out of events occurring after the date Employee executes this Agreement, except that Employee understands, agrees and acknowledges that his employment with the Company will terminate no later than July 1, 2005.

         Employee is also not releasing claims to benefits that Employee is already entitled to receive under The Southern Company Pension Plan, The Southern Company Employee Stock Ownership Plan, The Southern Company Employee Savings Plan or under any workers' compensation laws. However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by Company and Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

         Nothing in this Agreement shall prohibit Employee from engaging in protected activities under applicable law (including protected activities described in Section 211 of the Energy Reorganization Act) or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

        (c) Employee represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Agreement.

        (d) This Agreement shall not in any way be construed as an admission by Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

     4. Publicity;  No Disparaging  Statement.  Except as otherwise  provided in
Section 13 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships, as determined by the Chairman, Chief Executive Officer and President of Southern Company (hereinafter "Southern CEO").

     5. No Employment. Employee agrees that he shall not seek re-employment as an employee, temporary employee, leased employee or independent contractor with the Company or the Southern Company or any of its subsidiaries or affiliates (collectively, for purposes of this Section 5, "The Southern Company System"), for a period of twenty-four (24) months following the date Employee terminates his employment with the Company (the "Termination Date"). The Company or any member of The Southern Company System shall not rehire the Employee as an employee, temporary employee, leased employee or independent contractor for a period of twenty-four (24) months following the Employee's Termination Date, unless an exceptional business reason exists for rehiring the Employee and the Southern CEO or designee approves of such rehiring.

6. Business Protection Provision Definitions.

        (a) Preamble.               As a material inducement to the
                                    Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information
                                    Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in Sections
                                    6, 7, 8, 9 and 10 herein.

        (b) Definitions.           For purposes of Sections 6, 7,
                                    8, 9 and 10 herein, the following terms
                                    shall have the following meanings:

                (i)                 "Competitive  Position"  shall  mean  any
                                    employment,   consulting,   advisory,
                                    directorship,   agency, promotional or
                                    independent contractor arrangement between the Employee and any person or Entity engaged wholly or in material part in the business that the Company is engaged in (the "Business") whereby the Employee is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Employee participated in or directed while employed by the Company, The Southern Company or any of their respective affiliates (collectively the "Southern Entities").

                (ii) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or other Southern Entities, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and that is not generally known to the public or the competitors of the Southern Entities but is known only to the Southern Entities and those of their employees, independent contractors or agents to whom such information must be confided for business purposes, including but not limited to: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; (B) all non-public information known by or in the possession of Employee related to or regarding any regulatory proceedings involving or related to the Southern Entities; and (C) information regarding the Southern Entities' customers, suppliers, partners and affiliates.

        (iii) "Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

        (iv) "Territory" shall include the States of Georgia, Alabama, Mississippi or Florida.

        (v) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to,
                                    technical  or  non-technical   data,
                                    formulas,   patterns, compilations,
                                    programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Employee agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

        (vi) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques, processes or information or materials that were conceived, discovered, created, written, revised or developed by Employee pursuant to his employment with the Company.

7. Nondisclosure: Ownership of Proprietary Property.

     (a) In recognition of the need of the Company to protect its legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (i) with regard to each item constituting a Trade Secret, at all times such information remains a "trade secret" under applicable law, and (ii) with regard to any Confidential Information, for a period of three (3) years following Employee's Termination Date (hereafter the "Restricted Period").

     (b) Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

     (c) All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents including extensions, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

     (d) Employee represents and agrees that he will keep all terms and provisions of this Agreement completely confidential, except for possible disclosures to his legal advisors or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Employee agrees that he may only disclose to future, potential employers of Employee that he participates in a Release and Restrictive Covenant Agreement with the Company which imposes certain restrictions on him.

8.Non-Interference With Employees.

                  Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any other person or Entity: (A) actively recruit, solicit, attempt to solicit, or induce any person who, during such Restricted Period, or within one year prior to the Termination Date, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities to leave or cease such employment for any reason whatsoever; or (B) hire or engage the services of any such person described in Section 8(A) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.

9. Non-Interference With Customers.

(a) Employee acknowledges that in the course of employment, he has learned about Company's business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee and Company's business concepts, ideas, programs, plans and processes, so as not to aid Company's competitors. Accordingly, Company is entitled to the following protection, which Employee agrees is reasonable:

(b) Except as otherwise approved by the Southern CEO, Employee covenants and agrees that for a period of two (2) years following the Termination Date, he will not, on his own behalf or on behalf of any person or Entity, solicit, direct, appropriate, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by Company during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this Section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by Company.

10. Non-Interference With Business.

(a) Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement. The Employee further acknowledges that the payment described in
Section 2 is also in consideration of his covenants and agreements contained in Sections 6 through 10 hereof.

(b) Except as otherwise approved by the Southern CEO, Employee covenants and agrees to not obtain or work in a Competitive Position within the Territory for a period of two (2) years from the Termination Date.

11. Return of Materials. Upon the Employee's termination, or at any point after that time upon the specific request of the Company, Employee shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Employee's possession or control, except as otherwise approved by the Southern CEO.

12. Cooperation. The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter "Company Matters"). Upon request of the Company, and at any point following his termination of employment, Employee will make himself available to the Company for reasonable periods consistent with his future employment, if any, by other Entities and will cooperate with its agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

13. Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

14. Successors And Assigns; Applicable Law. This Agreement may not be assigned by Employee without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and permitted assigns, and shall be binding upon and inure to the benefit of the

Company and its officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Alabama, United States of America (without giving effect to principles of conflicts of laws).

15. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

16. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Employee acknowledges and agrees that the covenants and agreements contained in this Agreement, including, without limitation, the covenants and agreements contained in Sections 6, 7, 8, 9 and 10, shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee against Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by Company of said covenants and agreements.

17. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

18. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.

19. No Effect On Other Arrangements. It is expressly understood and agreed that the payment made in accordance with this Agreement is in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

20. Tax Withholding. There shall be deducted from the payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

21. Compensation. Any compensation paid on behalf of Employee under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, or The Southern Company Pension Plan. The payment under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.

22. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of Employee and the Company.

23. Interpretation. The judicial body interpreting this Agreement shall not more strictly construe the terms of this Agreement against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

24. Approval. The terms and conditions of this Agreement are subject to approval by the Compensation and Management Succession Committee of the Southern Company Board of Directors, and upon such approval, this Agreement will become effective upon the date described in Section 26.

25. Voluntary Execution. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Agreement, including his attorney and accountant or tax advisor prior to his signing it; that this Agreement represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Agreement. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE

(21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS AGREEMENT. IN THE EVENT EMPLOYEE EXECUTES THIS AGREEMENT BEFORE THAT TIME, EMPLOYEE CERTIFIES BY THAT EXECUTION THAT HE KNOWINGLY AND VOLUNTARILY WAIVED THE RIGHT TO THE FULL 21-DAY CONSIDERATION PERIOD, FOR REASONS PERSONAL TO EMPLOYEE, WITH NO PRESSURE BY ANY COMPANY REPRESENTATIVE TO DO SO. EMPLOYEE AND THE COMPANY AGREE THAT ANY CHANGES, WHETHER MATERIAL OR IMMATERIAL, WHICH HAVE BEEN MADE TO THIS AGREEMENT OR THE COMPANY'S ORIGINAL OFFER OF CONSIDERATION IN EXCHANGE FOR RELEASING HIS CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT DID NOT RESTART THE RUNNING OF THE 21-DAY CONSIDERATION PERIOD DESCRIBED IN THE PRECEDING SENTENCE.

26. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS AGREEMENT BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS AGREEMENT AND THAT THIS AGREEMENT IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD, THIS AGREEMENT WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

                    [Signatures begin on the following page.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

                           "COMPANY"

                           SOUTHERN NUCLEAR OPERATING COMPANY, INC.

                           By:  /s/ Ellen N. Lindemann
                                ---------------------------
                           Its:  VP Human Resources
                                 --------------------------
                           Date:   12/22/04
                                  ---------------------------
I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS AGREEMENT.

                          "EMPLOYEE"

                          WILLIAM GEORGE HAIRSTON III

                          /s/  William George Hairston III
                          ----------------------------------

                           Date:   12/21/04
                                   -------------------------



                          WITNESSED BY:
                          /s/  Deborah B. Gurganus
                           --------------------------
                          Date:    12/21/04
                                ------------------